EXHIBIT 10.46
MARTHA STEWART LIVING OMNIMEDIA, INC. DIRECTOR DEFERRAL PLAN
1.	Purpose and History of the Plan. The purpose of the Martha Stewart Living Omnimedia, Inc. Director Deferral Plan (“Plan”) is to provide for the deferral of Fees paid to Directors. The Plan is an unfunded nonqualified deferred compensation plan subject to the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).

The Directors had the right to defer the Fees under the Company’s Non-Employee Director Stock and Option Compensation Plan (“Non-Employee Director Plan”). The Non-Employee Director Plan was terminated, as of May 20, 2008. On May 20, 2008, the Company adopted the Omnibus Stock and Option Compensation Plan (the “Omnibus Plan”). This Plan is the plan document for purposes of Section 409A under which all Fees payable to the Directors have been deferred prior to the Effective Date and under which all Fees will be deferred upon and following the Effective Date. To the extent that Fees would have been payable to a Director prior to May 20, 2008, in the form of Stock, absent a deferral election, such Stock will be attributable to the Non-Employee Director Plan. To the extent that Fees would have been payable to a Director on or after May 20, 2008, in the form of Stock, absent a deferral election, such Stock will be attributable to the Omnibus Plan.

2.	Definitions.

“Board” shall mean the Board of Directors of the Company.

“Annual Retainer” shall mean the annual retainer fees for a Director in connection with his or her service as a member of the Board for any calendar year of the Company.

“Company” shall mean Martha Stewart Living Omnimedia, Inc.

“Director” shall mean a non-employee director of the Company.

“Effective Date” shall mean the date on which the Plan was adopted by the Board.

“Fair Market Value” shall mean the closing price of the Stock on the composite transaction tape of the New York Stock Exchange on such date or, if there are no reported sales on such date, on the last day prior to such date on which there were sales of the Stock on the New York Stock Exchange or if the Stock is not listed on such exchange, on any other national securities exchange on which the Stock is listed or on the Nasdaq Stock Market. If there is no regular public trading market for such Stock, the fair market value of the Stock shall be determined by the Board or a committee of the Board.

“Fees” shall mean the Annual Retainer and any shares of the Stock that are paid to a Director in lieu of the Director’s Annual Retainer pursuant to a Mandatory Stock Grant or Share Election, each as defined below.

“Separation Date” shall mean the date of the Director’s separation from service with the Company (within the meaning of Section 409A) for any reason.

“Stock” shall mean the Company’s Class A common stock.

3.	Stock in Lieu of Retainer.
a.	Mandatory Stock in Lieu of Annual Retainer. Each Director shall receive in lieu of cash the number of shares of Stock equal in value to 25% of the Annual Retainer (the “Mandatory Stock Grant”). Unless deferred pursuant to the terms of this Plan, 25% of the shares of Stock subject to the Mandatory Stock Grant shall be transferred on or about the first business day after the end of each calendar quarter (but in no event later than the date that is ten (10) business days after the end of each calendar quarter), and the number of shares of Stock in the Mandatory Stock Grant shall be determined by dividing (i) the product obtained by multiplying the then-existing Annual Retainer by 25% by (ii) the Fair Market Value of a share of Stock on the last business day of such calendar quarter.

b.	Elective Stock in Lieu of Annual Retainer. Each Director who delivers to the Company an election to receive in addition to the Mandatory Stock Grant a portion of his or her Annual Retainer in the form of Stock (such additional portion, the “Share Election”), shall receive in lieu of cash an number of shares of Stock equal in value to such cash as calculated in accordance with Section 3c below. A Share Election can only be made in increments of 25% of the Annual Retainer and in no event will exceed 75% of the Annual Retainer (the “Share Election Percentage”). Unless deferred pursuant to the terms of this Plan, the shares of Stock subject to the Share Election shall be transferred on or about the first business day after the end of each calendar quarter (but in no event later than the date that is ten (10) business days after the end of each calendar quarter), and the number of shares shall be determined by dividing (i) the product obtained by multiplying the then-existing Share Election Percentage by 25% by (ii) the Fair Market Value of a share of Stock on the last business day of such calendar quarter The Share Election will remain effective until the first calendar year immediately following the year in which a Director elects to revoke the Share Election.

c.	Number of Shares. The shares to be issued pursuant to Section 3(a) and 3(b) shall be summed, and only whole numbers of shares shall be delivered pursuant to this Section 3, with any fractional shares being paid in cash.
4.	Fees. Each Director shall be given an opportunity by the Company to elect (“Deferral Election”) to defer receipt of all or a portion of the Fees that the Director has the opportunity to earn, including the Annual Retainer and the Mandatory Stock Grant and Share Election, during the next succeeding calendar years.

a.	To the extent permitted under Section 409A, the Deferral Election must be in writing and shall be delivered to the Company no later than December 31 of the calendar year (or such earlier time specified by the Company) immediately preceding the calendar year in which the Fees to be deferred under the Plan will be earned by the Director providing service to the Company (the “Election Deadline”). The Election shall be irrevocable after the Election Deadline. The Election shall specify the applicable percentage of the Fees (in the form of cash or Stock) that such Director elects to defer in 25% increments.

b.	If a Director elects to defer all or a portion of the Director’s Mandatory Stock Grant or Share Election, such Director shall have the number of shares of Stock so deferred credited to a “Share Account” maintained by the Company.

c.	If a Director elects to defer all or a portion of the Annual Retainer, such deferred Annual Retainer shall be credited to a “Cash Account” maintained by the Company. Amounts credited to a Cash Account shall accrue interest (credited to the Cash Account quarterly) at the prime rate as published in the Wall Street Journal as in effect from time to time.

d.	For the calendar year in which a Director is first elected to the Board, to the extent permitted under Section 409A, the Director may elect, within thirty (30) days after the date he or she was elected as a Director, to defer Fees payable for services to be performed after the election.

e.	A Deferral Election, once made, shall be irrevocable for the calendar year with respect to which it is made and shall remain in effect for future calendar years, unless modified or revoked by a subsequent Deferral Election that is delivered to the Company prior to December 31 and only applicable with respect to subsequent calendar years. For the avoidance of doubt, a Deferral Election cannot be revoked with respect to the year in which the revocation is delivered to the Company and can only be revoked if the revocation is delivered to the Company prior to December 31 for the revocation to commence with the next following calendar year.

f.	Whenever cash dividends are paid by the Company with respect to outstanding Stock, there shall be credited to a Director’s Share Account additional shares of Stock equal to (i) the aggregate dividend that would be payable on outstanding shares of Stock equal to the number of shares credited to such Share Account on the record date of the dividend, divided by (ii) the Fair Market Value of the Stock on the last trading business day immediately preceding the date of payment of the dividend. Any cash dividend amount that is not sufficient to be credited to a Director’s Share Account as one whole share of Stock shall be credited to the Director’s Cash Account.
5.	Time of Payment. 100% of the payment in respect of a Director’s Share Account and Cash Account shall be made in a lump sum within sixty (60) days after the Separation Date; provided, however that any payment shall be delayed to the extent necessary to avoid the taxes, if any, imposed by Code Section 409A(a)(2)(B)(i) and in such event, any such delayed amount to which the Director would otherwise be entitled during the six (6) month period immediately following the Separation Date will be paid on the first business day following the expiration of such six (6) month period.

6.	Form of Payment. Payment in settlement of a Director’s Share Account shall be made by the Company in shares of Stock and payment in settlement of a Director’s Cash Account shall be made by the Company in cash or by check.

7.	Administration of the Plan. The Plan shall be administered by the Company. The Company shall have full power, discretion and authority to interpret and administer the Plan, except that the Company shall have no power to take any action specifically delegated to the Board under the Plan. The Company’s interpretations and actions shall, except as otherwise determined by the Board, be final, conclusive and binding on all persons for all purposes.

8.	Amendment or Termination of the Plan. The Board may, at any time, amend or terminate the Plan, and the Company through the actions of one or more of its officers may, at any time, amend the Plan to comply with applicable law (including, without limitation, Section 409A) but no amendment or termination shall, without the written consent of a Director, reduce the Director’s rights with respect to any Fees previously deferred under the Plan; provided, however, that any such Plan termination shall comply with Treasury Regulation Section 1.409A-3(j)(4)(ix).

9.	No Right to Renomination. Nothing in the Plan shall confer upon any Director the right to be nominated for reelection to the board of directors of the Company.

10.	Payments upon Death. In the event of a Director’s death, payments in settlement of any Share Account and/or Cash Account shall be made in a single lump sum payment within sixty (60) days after the Director’s death to the beneficiary designated by the Director in accordance with procedures established by the Company. To be effective, a beneficiary designation must be signed, dated and delivered to the Company. In the absence of a valid or effective beneficiary designation, the Director’s surviving spouse will be his or her beneficiary or, if there is no surviving spouse, the Director’s estate will be his or her beneficiary.

11.	Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.

12.	No Tax Representation. The Company does not make any representation as to the tax treatment of participating in the Plan. Directors are encouraged to consult a qualified tax advisor before participating in the Plan. The Plan is intended to comply with the provisions of Section 409A. However, the Company makes no representation that the benefits provided under this Plan will comply with Section 409A (or any other law) and makes no undertaking to prevent Section 409A from applying to the benefits provided under this Plan or to mitigate its effects (or the effects of any other law) on any deferrals or payments made under this Plan.

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